Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Yelp Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	1,400,000(3)	$30.25(2)	$42,350,000.00	0.0001102	$4,666.97
Total Offering Amounts				–	$42,350,000.00	–	$4,666.97
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$4,666.97

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $30.25 per share, the average of the high and low prices of the Registrant’s Common Stock on February 21, 2023 as reported on the New York Stock Exchange.
(3) Represents shares of Common Stock, par value $0.000001 per share, that were reserved for issuance under the Registrant’s 2023 Inducement Award Plan on February 6, 2023.